April 8, 2022

Electric Built, INC

636 S LA BREA AVE #8
INGLEWOOD CA 90301

RE: Binding Letter of Intent

Dear Remo Weber:

This letter of intent (this "Letter of Intent") sets forth the intention of the undersigned, Beyond Commerce, Inc., a Nevada corporation ("Beyond Commerce") and Electric Built Inc. a California Corporation, of which you are the sole owner ("Electric Built") or its assignee to enter into an agreement pursuant to which Beyond Commerce will acquire exclusive access to Electric Built’s commercial business know-how and business connections and operations, with such structure to be negotiated by the parties (the "Transaction"). This Letter of Intent is meant to express the desire on the part of Electric Built and Beyond Commerce to enter into a definitive agreement on such terms and conditions as shall be mutually beneficial to the Parties and upon which the Parties shall agree (the "Definitive Agreement").

The proposed terms of the Transaction in the Definitive Agreement are as follows:

1.Definitive Agreement. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive agreement by Beyond Commerce and Electric Built setting forth the specific terms and conditions of the Transaction. The closing of the Definitive Agreement (the "Closing") shall be subject to the completion by Beyond Commerce or a satisfactory review of the legal, financial, and business condition regarding the Intellectual Property Rights (“IP”), to be defined in the Definitive Agreement and the Parties' completion of negotiations regarding other key terms. The parties will use their commercially reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other terms and conditions, the following provisions:

I.

APurchase Price in the amount of $1,000,000, paid as follows: $1,000,000 of common stock of Beyond Commerce stock issued at per share price equal to the price of Beyond Commerce stock on the trading day preceding the date of the Closing.

BBeyond Commerce will make an initial payment of $50,000 dollars in shares of restricted common stock of Beyond Commerce in reserve with Colonial Stock Transfer in connection with the execution of the Letter of Intent, which shall be held in in escrow for release at Closing. If the Closing has not occurred prior to the termination date set forth in the Definitive Agreement, provided the parties have not mutually agreed to extend the term for Closing, then Electric Built shall release such shares and return to Beyond Commerce.

CBeyond Commerce will be given right of first refusal to purchase the assets, IP and all other assorted property of Electrogistics, Inc.

DRemo Weber will be employed at Beyond Commerce as Chief Operating Officer on terms and conditions to be negotiated.

EThe Definitive Agreement will contain customary representations and warranties, survival periods and indemnification provisions, to be agreed upon by the Parties.

FPrior to the Closing, Beyond Commerce shall have completed its due diligence review of the business and affairs of Electric Built, and Electric Built shall have approved the Transaction.

GThe Transaction will be structured in such manner as the parties shall agree in the course of due diligence and negotiation of the Definitive Agreement.

2.Conduct of Business. Prior to the execution of a Definitive Agreement and the Closing of the Transaction, Electric Built shall conduct its operations in the ordinary course consistent with past practice. "Ordinary Course of Business" means customary business operations and process of Electric Built for the twelve-month period before and until March 31, 2022.

3.Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transaction without the prior written consent of the other party. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this Letter of Intent is required by applicable securities laws, or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law. then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4.Due Diligence: Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, "Transaction Information") that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each of the parties will use its commercially reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

5.Exclusivity. From the date of execution hereof until September 20, 2022, unless sooner terminated in accordance with Section 8 hereof (the "Exclusivity Period"), Electric Built agrees that it will not directly or indirectly pursue, solicit or participate in the negotiations, or enter into any agreement or commitments regarding a transaction relating to the IP Rights, as defined by the Definitive Agreement, by any other potential purchaser or investor, or any merger or sale of all or substantially all of the assets or stock of Electric Built the Exclusivity Period, Electric Built will promptly notify Beyond Commerce of any third party offers

6.Termination. This Letter of Intent may be terminated (a) by mutual written consent of the Parties or shall expire unless signed by both Parties before 5:00 p.m. Pacific Daylight Time on April 15, 2022 ("Termination Date").

7.No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled lo any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and bold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

8.Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

9.Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Letter of Intent shall be brought in the federal or state courts located in the State of Nevada, and each of the Parties by execution and delivery of this Letter of Intent, irrevocably submits to and accepts the jurisdiction of said courts, waives any defense that such court is not a convenient forum, and consents to any service of process method permitted by law.

10.Counterparts.  This Letter of Intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF copies of signatures shall be treated as originals for all purposes.

11.Effect. Neither Party shall have any obligation to continue due diligence, discussions or negotiations if it determines such termination is not in its best interests. Accordingly, either party may, in its sole discretion, abandon or terminate these discussions or any negotiations at any lime or for any reason, without liability to the other for costs or expenses of any sort incurred by the other in pursuing the transactions contemplated hereby. This Letter of Intent contains the entire agreement by the parties to date with respect to the subject matter of this agreement.

12.This Agreement supersedes all prior agreements and understandings, oral or written, with respect to the matters stated in this Agreement.

13.Authority.  The individuals executing this document warrant that they each have obtained the proper corporate authority to enter into this Agreement.

Very truly yours,

BEYOND COMMERCE, INC.

By: ___________________________

Name: Geordan Pursglove

Title: Chief Executive Officer

Agreed and acknowledged:

Electric Built, Inc.

By:__________________________

Name:Remo Weber

Title:CEO